Exhibit (d)(2)

Mutual Confidentiality Agreement

EVOKE PHARMA, INC.

April 7, 2025

QOL Medical, LLC

3405 Ocean Drive

Vero Beach, FL 32967

Attention: Matthew Wotiz

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration by QOL Medical, LLC (“you”) of a possible negotiated transaction (a “Possible Transaction”) with Evoke Pharma, Inc., a Delaware corporation (the “Company”), you and the Company (each as a “Discloser” with respect to its respective information) are prepared to make available to the other party (each as a “Recipient” of the other party’s information hereunder) and its Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of the Discloser. The parties acknowledge that pursuant to a certain Confidential Disclosure Agreement between the parties dated April 7, 2025, confidential information has previously been exchanged between the parties. It is the express intent of the parties that such prior agreement is replaced by this Agreement and that any Confidential Information disclosed under the prior agreement shall hereafter be subject to the terms of this Agreement as fully as though initially disclosed hereunder. As a condition to information being exchanged by the parties, each party, as a Recipient, agrees that it will, and will cause its Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “affiliates” has the meaning given to it under the Securities Exchange Act of 1934, as amended (the “1934 Act”).The term “Representatives” (i) with respect to you, shall only include your officers, managers, directors, general partners, employees, outside counsel, accountants and consultants, financial advisors and potential sources of equity or debt financing (and their respective counsel), and (ii) with respect to the Company, shall include its members, directors, officers, employees, agents, partners, and advisors and those of its subsidiaries, affiliates and/or divisions (including, without limitation, attorneys, accountants, consultants and financial advisors). Notwithstanding any other provision hereof, each party reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

1. Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to the Discloser or the business, products, product candidates, clinical and product development plans, contractual arrangements, know-how, trade secrets, compositions, formulations, compounds, plans, designs, processes, formulas, manufacturing, discoveries, inventions and ideas, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Discloser (whether prepared by the Discloser, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of the Discloser to the Recipient or to its Representatives, before, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, or which Recipient or its Representatives learn or obtain through observation or through analysis of such information, data or knowledge, and shall also be deemed to include all notes, analyses, presentations, compilations, studies, forecasts, interpretations or other documents prepared by Recipient or its Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to Recipient or its Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Recipient or its Representatives, (ii) was within Recipient’s possession on a non- confidential basis prior to it being furnished to Recipient by or on behalf of the Discloser or any of its Representatives, provided that the source of such information was not known by Recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Discloser or any other party with respect to such information or (iii) becomes available to Recipient on a non-confidential basis from a source other than the Discloser or any of its Representatives, provided that such source is not known by Recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Discloser or any other pally with respect to such information.

2. Use and Disclosure of Evaluation Material. Recipient recognizes and acknowledges the competitive value and confidential nature of the Evaluation Material and the damage that would result to the Discloser if any information contained therein is disclosed to a third party. Each Party as a Recipient hereby agrees that it and its Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and for no other purpose, that the Evaluation Material will be kept confidential and that Recipient and its Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) Recipient may make any disclosure of the Evaluation Material to which the Discloser gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to Recipient’s Representatives who need to know such information for the purpose of evaluating a Possible Transaction and who agree to be bound by confidentiality obligations no less restrictive than the terms hereof. Recipient shall maintain a list of those Representatives to whom Evaluation Material has been disclosed. In any event, Recipient agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by Recipient or any of its Representatives (as if its Representatives were signatories hereto), and, at Recipient’s sole expense, to take all reasonable measures to restrain itself and its Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

In addition, Recipient agrees that, without the prior written consent of the Discloser, except for such discussions as may be required to obtain financing for consummation of a Possible Transaction, Recipient and its Representatives will not disclose to any other person the fact that it or its Representative have received Evaluation Material or that Evaluation Material has been made available to it or its Representative, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”), You agree that, without the prior written consent of the Company, you and your Representatives will not (a) close any transaction with any third party providing financing for a Possible Transaction except in conjunction with or following a closing of such Possible Transaction, or (b) directly or indirectly, consult or share Evaluation Material or Discussion Information with, or enter into any agreement, arrangement or understanding, or any discussions which might lead to any such agreement, arrangement or understanding, with any third party known to you to be a prospective bidder for the Company with respect to (i) whether or not you or such other prospective bidder will make a bid or offer for the Company or (ii) the price that you or such other bidder may bid or offer for the Company. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

You further agree that neither you nor any of your Representatives will, without the prior written consent of the Company, directly or indirectly, enter into any agreement, arrangement or understanding with any other person that has or would have the effect of requiring such person to provide you with financing or other potential sources of capital or financial advisory services on an exclusive basis in connection with a Possible Transaction. In addition, you agree not to discourage financial institutions or financial advisors from being retained by other bidders or potential bidders as advisors for a Possible Transaction.

In the event that either Party, as a Recipient, or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any of the Evaluation Material or Discussion Information, if legally permitted, Recipient shall provide the Discloser with prompt written notice of any such request or requirement so that the Discloser may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Discloser, Recipient or any of its Representatives are nonetheless, in the opinion of outside legal counsel, legally compelled to disclose Evaluation Material or Discussion Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Recipient or its Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material or Discussion Information which such counsel advises is legally required to be disclosed, provided that Recipient uses its reasonable best efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating with the Discloser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information by such tribunal; and provided further that if legally permitted Recipient shall promptly notify the Discloser of (i) its determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

3. Return and Destruction of Evaluation Material. In the event that either of the Parties decides not to proceed with a Possible Transaction, such Party will promptly inform the other Party of that decision. In that case, or at any time upon the request of the Discloser in its sole discretion and for any reason, Recipient will promptly (and in any case within seven days of the Discloser’s request) deliver, at Recipient’s expense, to the Discloser or destroy all Evaluation Material (and any copies thereof) furnished to Recipient or its Representatives by or on behalf of the Discloser. In the event of such a decision or request, all other Evaluation Material shall be returned or destroyed and no copy thereof shall be retained, and, upon the Discloser’s request, Recipient shall provide the Discloser with prompt (and in any case within seven days of the Discloser’s request) written confirmation of compliance with this paragraph. Notwithstanding the return or destruction of the Evaluation Material, Recipient and its Representatives shall continue to be bound by its obligations of confidentiality and other obligations and agreements hereunder.

4. No Representations or Warranties. Each Party understands, acknowledges and agrees that neither the Discloser nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. Each Party agrees that neither the Discloser nor any of its Representatives shall have any liability to Recipient or to any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5. No Solicitation. In consideration of the Evaluation Material being furnished, each Party hereby agrees that, for a period of one year from the date hereof, neither it nor any of its affiliates or Representatives (nor any person acting on behalf of or in concert with it or any of its affiliates or Representatives) will, without the prior written consent of the other Party, directly or indirectly, solicit to employ any of the officers or employees of the other Party serving as such as of the date of this letter agreement or at any time during the term of this letter agreement; provided, however, that either Party may engage in general solicitations for employees in the ordinary course of business and consistent with past practice so long as such solicitations are not directed towards officers or employees of the other Party and may otherwise employ any of such persons who respond to a general solicitation or whose employment with the other Party has been terminated (by the other Party or such employee) prior to consideration for employment by such Party.

Until the earliest of (i) the execution by the Parties of a definitive agreement regarding a Possible Transaction with the Company or (ii) one year from the date of this letter agreement, each Party agrees not to initiate or maintain, directly or indirectly through any of its Representatives or otherwise, any contact (except for those contacts made in the ordinary course of business) with any officer, director, employee, customer, supplier or client of the other Party regarding the other Party’s business, operations, prospects or finances, except with the express permission of the other Party.

6. Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Information or Discussion Information, will be advised by you) that (i) the Evaluation Material being furnished to you or your Representatives contains material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

7. Standstill. As of the date hereof, you hereby represent and warrant to the Company that neither you nor any of your Representatives acting on your behalf or affiliates, or any person with whom any of the foregoing may be deemed to be acting in concert with respect to the Company or its securities, owns any securities of the Company. You agree that, for a period of one year from the date of this letter agreement, unless specifically invited in writing by the Board of Directors of the Company, neither you nor any of your affiliates or subsidiaries or Representatives acting on your behalf or on behalf of other persons acting in concert with you will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries or affiliates, (ii) any tender or exchange offer involving the Company or (iii) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Company or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree during such period not to request (in any manner that would reasonably be likely to cause the Company to disclose publicly) that the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence). You further agree that, if at any time during such period, you or any of your affiliates or subsidiaries or Representatives acting on your behalf are approached by any third party (other than as a source of financing to you for a Possible Transaction) concerning your or their participation in a transaction involving any assets, indebtedness or business of, or securities issued by, the Company or any of its subsidiaries, you will not participate in any discussions or enter into any agreements with such third party regarding the Company or any Possible Transaction.

8. No Agreement. Each Party understands and agrees that no contract or agreement providing for any Possible Transaction shall be deemed to exist between the Parties unless and until a final definitive agreement has been executed and delivered by both Parties, and each Party hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction unless and until you and the Company shall have entered into a final definitive agreement. Each Party also agrees that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered by both Parties, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. Each Party further acknowledges and agrees that each Party reserves the right, in its sole discretion, to reject any and all proposals made by the other Party or any of its Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with the other Party at any time, and to conduct, directly or through any of its Representatives, any process for any transaction involving itself or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a other agreements without prior notice to the other Party or any other person).

9. No Waiver of Rights. It is understood and agreed that no failure or delay by the either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10. Remedies. It is understood and agreed that money damages would not be an adequate remedy for any breach of this letter agreement by Recipient or any of its Representatives (treating your Representatives as if they were signatories hereto) and that the non-breaching Party shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity to the non-breaching Party. Each Party further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and each Party agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

11. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction.

12. Entire Agreement. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter, and shall not be subsequently limited, modified or amended by any “clickthrough” agreement relating to the confidentiality of the Evaluation Material agreed to by the Parties in connection with their access to any data site maintained in connection with a Possible Transaction.

13. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

14. Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

15. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

16. Inquiries. All inquiries for information about the Company and its subsidiaries and communications with the Company shall be made through Declan Quirke at Stifel, Nicolaus & Company, Incorporated. All inquiries for information about you and your subsidiaries and communications with the you shall be made through Matthew Wotiz or other officer of QOL Medical, LLC only. Neither Party nor any of its Representatives will contact any third party with whom the other Party or any of its subsidiaries has a business or other relationship (including without limitation any director, officer, employee, customer, supplier, stockholder or creditor of the such other Party or any of its subsidiaries) in connection with a Possible Transaction without the other Party’s prior written consent.

17. Successors. This letter agreement shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

18. No Third Party Beneficiaries. Each Party agrees and acknowledges that this letter agreement is being entered into by them and on their behalf. Each Party further agrees that, except for the Parties hereto, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.

19. No License. Nothing herein shall be deemed to grant a license, whether directly or by implication, estoppel or otherwise, to any Evaluation Material.

20. Term. This letter agreement will terminate five years from the date hereof.

(Signature Page Follows)

Each Party confirms its agreement with the foregoing by having its duly authorized officer sign and provide one executed copy of this letter to the other Party, whereupon this letter agreement shall become a binding agreement among the Parties.

Very truly yours,

EVOKE PHARMA, INC.

By:	/s/ Matthew D’Onofrio
Name: Matthew D’Onofrio
Title: CEO

CONFIRMED AND AGREED
as of the date written above:

QOL MEDICAL, LLC

By:	/s/ Matthew Wotiz
Name: Matthew Wotiz
Title: VP - Business Development

[Signature Page to Confidentiality Agreement]